AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                              NEXTWAVE TELECOM INC.


     NextWave Telecom Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies:

     1. The name of the Corporation is NextWave Telecom Inc., the same name under which the Corporation was originally incorporated. The date the Corporation filed its original Certificate of Incorporation with the Secretary of State was May 16, 1995.

     2. This Amended and Restated Certificate of Incorporation restates and amends the provisions of the Restated Certificate of Incorporation of this Corporation as heretofore in effect and was duly adopted by a majority of the directors on July 11, 1997, in accordance with Section 242 of the General Corporation Law of the State of Delaware. Thereafter, holders of a majority of the outstanding shares of Series A Common Stock, voting separately as a class, and holders of a majority of the outstanding shares of Series B Common Stock, voting separately as a class, of said Corporation approved the Amended and Restated Certificate of Incorporation by written consent in accordance with
Section 228 of the General Corporation Law of the State of Delaware. This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 245 of the General Corporation Law of the State of Delaware.

     3. The text of this Amended and Restated Certificate of Incorporation is hereby restated to read as herein set forth in full:

                                   Article I.

     The name of the Corporation is NextWave Telecom Inc. (hereinafter referred to as the "Corporation").

                                  Article II.

     The address of the Corporation's registered office in the State of Delaware is 1013 Centre Road, Wilmington, County of New Castle, Delaware. The name of the registered agent of the Corporation at such address is Corporation Service Company.

                                  Article III.

     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                  Article IV.

     The Corporation is authorized to issue only one class of stock, designated "Common Stock". The total number of shares of Common Stock which the Corporation is authorized to issue is 500,000,000 shares, having a par value of $0.0001 per share.

HO1:\163891\01\3$GJ01!.DOC\65225.0004

                                   Article V.

     The shares of Common Stock of the Corporation may be issued from time to time in one or more series. Subject to the provisions of this Amended and Restated Certificate of Incorporation, the Board of Directors is hereby vested with authority to fix by resolution or resolutions, adopted by majority vote, the designations and the powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation, the dividend rate, conversion rights, redemption price and liquidation preference, of any series of shares of Common Stock, and to fix the number of shares constituting any such series, and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding). In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution or resolutions originally fixing the number of shares of such series.

                                  Article VI.

     The Board of Directors has fixed and determined the powers, preferences, rights, and restrictions of, and other matters relating to, the Series A Common Stock, the Series B Common Stock and the Series C Common Stock of the Corporation as follows:

     1. Designation of Series. The first series of Common Stock is designated Series A Common Stock and the number of shares constituting such series shall be Sixty Million (60,000,000). The second series of Common Stock is designated Series B Common Stock and the number of shares constituting such series shall be Three Hundred Fifty Million (350,000,000). The third series of Common Stock is designated Series C Common Stock and the number of shares constituting such series shall be One Million Nineteen Thousand Four Hundred Forty Four (1,019,444). The balance of the authorized Common Stock shall initially be undesignated.

     2.   Voting.

          Series A Common Stock. The holders of shares of Series A Common Stock shall have the right to vote for all purposes provided by law, provided, however, that the number of directors which the holders of shares of Series A Common Stock shall be entitled to elect shall be limited as more fully described in Article VII hereof, and provided further, that the holders of Series A Common Stock shall have the right to vote, as a separate class, on the matters set forth in
          Article VIII hereof. With respect to matters on which the holders of Series A Common Stock may vote, each holder of Series A Common Stock shall be entitled to one vote for each share thereof held.

          Series B Common Stock. The holders of shares of Series B Common Stock shall have no right to vote, except as required by law, provided, however, that the holders of Series B Common Stock voting with the holders of Series C Common

          Stock shall be entitled to elect a limitednumber of directors as more fully described in Article VII hereof, and provided further, that the holders of Series B Common Stock voting with the holders of Series C Common Stock shall have the right to vote, as a separate class on the matters set forth in Article VIII hereof. Notwithstanding the foregoing and the limitations set forth in Articles VII and VIII hereof, upon the Termination Date, as defined below in Section 5, each holder of Series B Common Stock shall be entitled to one (1) vote per share upon any and all matters submitted to the stockholders of the Corporation for a vote.

          Series C Common Stock. The holders of shares of Series C Common Stock shall have no right to vote, except as required by law, provided however, that the holders of Series C Common Stock voting with the holders of Series B Common Stock shall be entitled to elect a limited number of directors as more fully described in Article VII hereof, and provided further, that the holders of Series C Common Stock voting with the holders of Series B Common Stock shall have the right to vote, as a separate class, on the matters set forth in Article VIII hereof. Notwithstanding the foregoing and the limitations set forth in
          Article VII and VIII hereof, upon the Termination Date, as defined below in Section 5, each holder of Series C Common Stock shall be entitled to one (1) vote per share upon any and all matters submitted to the stockholders of the Corporation for a vote.

     3. Liquidation Preference. Except to the extent otherwise required by applicable regulations of the Federal Communications Commission (the "FCC"), as codified or otherwise adopted in decisions or orders of the FCC from time to time, in the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of shares of Series B Common Stock shall be entitled to receive out of funds legally available therefor, prior and in preference to any distribution of any of the assets of the Corporation to the holders of shares of Series A Common Stock and the holders of shares of Series C Common Stock by reason of their ownership thereof, an amount per share equal to the sum of (i) the price originally paid to the Corporation by such holders (as such amount may be adjusted to reflect recapitalizations and splits of such Series B Common Stock) for each outstanding share of Series B Common Stock and (ii) an amount equal to declared but unpaid dividends on such shares (collectively, the "Series B Preference"). If, upon the occurrence of such event, the assets and funds thus distributedamong all the holders of Series B Common Stock shall be insufficient to permit the payment to such holders of the full Series B Preference, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of Series B Common Stock.

          Upon payment in full of the Series B Preference, if assets remain in the Corporation, the holders of Series C Common Stock shall be entitled to receive out of funds legally available therefor an amount per share equal to the sum of (i) the price originally paid to the Corporation by such holders (as such amount may be adjusted to reflect recapitalizations and splits of such Series C Common Stock) for each outstanding share of Series C Common Stock and (ii) an amount equal to declared but unpaid dividends on such shares (collectively, the "Series C Preference"). If the assets and funds available for distribution among all the holders of Series C Common Stock shall be insufficient to permit the payment to such holders of the full Series C Preference, then the assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of Series C Common Stock.

          Upon payment in full of the Series B Preference and the Series C Preference, if assets remain in the Corporation, the holders of Series A Common Stock shall be entitled to receive out of funds legally available therefor an amount per share equal to the sum of (i) the price originally paid to the Corporation by such holders (as such amount may be adjusted to reflect recapitalizations and splits of such Series A Common Stock) for each outstanding share of Series A Common Stock and (ii) an amount equal to declared but unpaid dividends on such shares (collectively, the "Series A Preference"). If the assets and funds available for distribution among all the holders of Series A Common Stock shall be insufficient to permit the payment to such holders of the full Series A Preference, then the assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of Series A Common Stock.

          Thereafter, the assets and funds which remain in the Corporation, if any, shall be distributed ratably on a per share basis among the holders of shares of Series A Common Stock, Series B Common Stock, and Series C Common Stock. In the event of any liquidation, dissolution or winding up of the Corporation, no distribution shall be made to holders of other shares of capital stock of the Corporation.

          Neither the consolidation, merger or other business combination of the Corporation with or into any other person or persons nor the sale, lease, exchange or conveyance of less than all or substantially all of the property, assets or business of the Corporation shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Article VI, Section 3.

     4. Dividend Rights. Except to the extent otherwise required by applicable regulations of the FCC, as codified, or otherwise adopted in decisions or orders of the FCC from time to time, as and when dividends are declared and paid by the Corporation, whether in cash, property or securities of the Corporation, the holders of Series A Common Stock and the holders of Series B Common Stock shall be entitled to participate in such dividends ratably on a per share basis in preference to the holders of shares of Series C Common Stock and any other shares of capital stock of the Corporation.

     5. Conversion. The shares of Series A Common Stock and the shares of Series C Common Stock shall be convertible into shares of Series B Common Stock at the times and in the manner set forth below:

     a. Special Definitions. For purposes of this Section 5 only, the following definitions shall apply:

          "Additional Shares of Common Stock" shall mean all shares of Common Stock issued (or deemed to be issued pursuant to Section 5.f) by the Corporation, other than shares of Series B Common Stock issued or issuable or deemed to be issued:

               1) upon conversion of shares of Series A Common Stock, including the issuance of Control Group Warrants, as defined below, and upon the exercise of Control Group Warrants;

               2) upon conversion of shares of Series C Common Stock;

               3) as a result of an adjustment made pursuant to subsection g hereof;

               4) as a result of an adjustment made pursuant to subsection h hereof; or

               5) as a dividend or distribution on shares of Series A Common Stock or Series B Common Stock for which an adjustment is made pursuant to subsection g hereof.

          "Control Group" shall mean the holders of Series A Common Stock all of whom are required, under applicable FCC rules and regulations, to beneficially own the Required Percentage Interest, as defined below, and to control at least fifty and one-tenth percent (50.1%) of the voting power of the Corporation.

          "Control Group Warrant" shall mean a warrant to purchase one share of Series B Common Stock at the Fair Market Price as of the date of the Control Group Warrant issuance, which warrant shall be exercisable until the Termination Date.

          "Convertible Securities" shall mean any evidence of indebtedness, shares or other securities convertible into or exchangeable for (whether subject to the occurrence of a condition or otherwise) shares of Common Stock.

          "Dilutive Issuance" shall mean an issuance of Additional Shares of Common Stock with issuance, in the absence of an automatic conversion of shares of Series A Common Stock or issuance of Control Group Warrants pursuant to Section 5(b) hereof, would cause the aggregate equity interest in the Corporation of the Control Group or the Qualifying Principals to fall below the Required Percentage Interest, as defined below.

          "Fair Market Price" shall mean the Market Price of the Series B Common Stock as of the date at which the relevant Dilutive Issuance occurs.

          "License Grant Date" shall mean the date when the FCC grants the last of the C-Block or F-Block licenses to the Corporation or a Subsidiary of the Corporation. For purposes of this definition, C-Block license means a license awarded by the FCC in the FCC's C-Block auction restricted to entities meeting certain financial and other criteria, and F-Block license means a license awarded by the FCC in the FCC's F-Block auction restricted to entities meeting certain financial and other criteria.

          "Market Price" shall mean (a) the closing sales price of the Series B Common Stock on the Nasdaq National Market or such other national securities exchange on which the Series B Common Stock is then listed or admitted for trading, or (b) if the Series B Common Stock is not then listed or traded on any exchange or the Nasdaq National Market, the average of the closing bid and ask prices per share on the Nasdaq Market, or (c) or if such quotation is not available, the fair market value thereof as determined by the Board of Directors of the Corporation acting in good faith.

          "Minimum Ownership Requirements" shall mean the Three Thousand (3,000) shares of Series A Common Stock which the Control Group collectively shall maintain in order to comply with the regulations of the FCC until the Termination Date, as defined below.

          "Options" shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire (whether subject to the occurrence of a condition or otherwise) either shares of Common Stock or Convertible Securities.

          "Qualified Public Offering" shall mean a firm commitment underwritten public offering of the Series B Common Stock in which the aggregate price paid by the public is at least $20 Million and the number of shares issued represents at least five percent (5%) of the then outstanding equity interests in the Corporation, on a fully diluted basis.

          "Qualifying Principals" shall mean those members of the Control Group designated as such to the FCC from time to time.

          "Required Percentage Interest" shall mean a twenty-five percent (25%) aggregate equity interest in the Corporation, on a fully-diluted basis, required hereunder to be held by the Control Group for a period of three
     (3) years from the License Grant Date, of which the Qualifying Principals are required to hold a fifteen percent (15%) aggregate equity interest, and thereafter at all times prior to the Termination Date shall mean a ten percent (10%) aggregate equity interest in the Corporation, on a fully diluted basis, required hereunder to be held by the Qualifying Principals.

          "Series A Conversion Ratio" shall mean the ratio at which shares of Series A Common Stock shall convert (i) as provided in Sections 5.b.(1) and 5.c below, into shares of Series B Common Stock and Control Group Warrants which shall be initially at a ratio of one share of Series B Common Stock and one Control Group Warrant to one share of Series A Common Stock and
     (ii) as provided in Section 5.b.(2), into shares of Series B Common Stock, which shall be initially at a ratio of one share of Series B Common Stock to one share of Series A Common Stock.

          "Series C Conversion Ratio" shall mean the ratio at which shares of Series C Common Stock shall convert into shares of Series B Common Stock which shall be initially at a ratio of one share of Series B Common Stock to one share of Series C Common Stock.

          "Subsidiary" shall mean NextWave Personal Communications, Inc., a Delaware corporation and/or any other corporation which will hold one or more C-Block or F-Block licenses and the majority of the capital stock of which is owned directly or indirectly by the Corporation.

          "Termination Date" shall mean ten years after the License Grant Date.

     b. Automatic Conversion of Series A Common Stock; Automatic Issuance of Control Group Warrants.

          (1) In the event of a Dilutive Issuance, the Corporation shall convert at the Series A Conversion Ratio for no consideration a number of shares of Series A Common Stock held by the Control Group into shares of Series B Common Stock and Control Group Warrants such that (i) prior to the third anniversary of the License Grant Date, the number of shares of Series A Common Stock held by the Control Group when added to the number of shares of Series B Common Stock and Control Group Warrants held by the Control Group, in the aggregate, equals the Required Percentage Interest and (ii) thereafter until the Termination Date, the number of shares of Series A Common Stock held by the Qualifying Principals when added to the number of shares of Series B Common Stock and Control Group Warrants held by the Qualifying Principals, in the aggregate equals the Required Percentage Interest. Such conversions shall be effected on a pro-rata basis among all holders of shares of Series A Common Stock. Upon conversion of shares of Series A Common Stock pursuant to this Section 5.b.(1), any accrued but unpaid dividends with respect to the shares of Series A Common Stock so converted shall be due and payable in full. Notwithstanding the foregoing provisions of this Section 5.b.(1), there shall be no conversion prior to the Termination Date of the shares of Series A Common Stock constituting the Minimum Ownership Requirement. In the event of a Dilutive Issuance subsequent to the conversion of all shares (except the shares comprising the Minimum Ownership Requirement) of Series A Common Stock held by the Control Group as set forth above, prior to the third anniversary of the License Grant Date, the Control Group shall be issued, and thereafter until the Termination Date, the Qualifying Principals shall be issued, on a pro-rata basis (based upon their ownership of Series A Common Stock) and at no additional consideration, Control Group Warrants in an amount sufficient to maintain the Required Percentage Interest.

          (2) Upon the Termination Date, except to the extent otherwise required by applicable regulations of the FCC, as codified or otherwise adopted in decisions or orders of the FCC from time to time, all shares of Series A Common Stock, including the shares constituting the Minimum Ownership Requirement, shall be converted at the applicable Series A Conversion Ratio into fully-paid and nonassessable shares of Series B Common Stock. The Series A Conversion Ratio shall be subject to adjustment as set forth below. Upon conversion of the Series A Common Stock pursuant to this
     Section 5.b.(2), any declared but unpaid dividends with respect to the shares of Series A Common Stock so converted shall be due and payable in full.

     c. Voluntary Conversion of Series A Common Stock. From and after the closing of a Qualified Public Offering and upon the approval of a majority in interest of the holders of the Series A Common Stock, all or part of the shares of Series A Common Stock shall, subject to the Minimum Ownership Requirement, convert at the applicable Series A Conversion Ratio, on a pro-rata basis, at no consideration, into fully paid and nonassessable shares of Series B Common Stock and Control Group Warrants. Upon any such conversion, any declared but unpaid dividends with respect to the shares of Series A Common Stock so converted shall be due and payable in full.

     d. Conversion of Series C Common Stock. Any holder of shares of Series C Common Stock may convert at the Series C Conversion Ratio at no consideration all or part of its shares of Series C Common Stock into fully-paid and non-assessable shares of Series B Common Stock (i) from and after the first anniversary of the License Grant Date, (ii) immediately prior to a change in control, whether by consolidation, merger or the sale or issuance of securities of the Corporation, which will result in the Corporation's shareholders immediately prior to such transaction not holding (by virtue of such shares or securities issued solely with respect thereto) at least fifty percent (50%) of the voting power of the surviving or continuing entity or (iii) immediately prior to the closing of the sale, lease, exchange or conveyance of all or substantially all of the property, assets or business of the Corporation. Immediately prior to a Qualified Public Offering, any and all unconverted shares of Series C Common Stock shall convert, at the Series C Conversion Ratio, into shares of Series B Common Stock. Upon any conversion pursuant to this paragraph (d), any accrued but unpaid dividends with respect to the shares of Series C Common Stock so converted shall be due and payable in full.

     e. Mechanics of Conversion.

          (1) Upon the conversion of shares of Series A Common Stock as set forth in Sections 5.b. and 5.c., above, the Corporation shall, as soon as practicable thereafter, issue and deliver to such holder, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Series B Common Stock rounded to the nearest whole share and, if applicable, a Control Group Warrant to which such holder shall be entitled. Upon such conversion, the person(s) entitled to receive the shares of Series B Common Stock shall be treated for all purposes as the record holder or holders of such shares of Series B Common Stock as of such date. No fractional shares of Common Stock shall be issued upon conversion of shares of Series A Common Stock.

          (2) Upon conversion of shares of Series C Common Stock as set forth in
     Section 5.d. above, the Corporation shall, as soon as practicable thereafter, issue and deliver to such holder, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Series B Common Stock to which such holder shall be entitled, rounded to the nearest whole share. Upon such conversion, the person(s) entitled to receive the shares of Series B Common Stock shall be treated for all purposes as the record holder or holders of such shares of Series B Common Stock as of such date. No fractional shares of Common Stock shall be issued upon conversion of shares of Series C Common Stock.

     f. Options and Convertible Securities. In the event the Corporation at any time or from time to time after the License Grant Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefore, the maximum number of shares issuable upon the conversion or exchange of such Convertible Securities, shall be deemed to be issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which shares of Series B Common Stock are deemed to be issued:

          (1) no further shares of Series B Common Stock shall be deemed to be issued upon the subsequent issuance of shares of Series B Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities; and

          (2) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the number of shares of Series B Common Stock issuable upon the exercise, conversion or exchange thereof, the calculation of the number of additional shares of Series B Common Stock to be deemed to be issued to the holders of Series B Common Stock hereunder shall, upon any such increase becoming effective, be recomputed to reflect such increase.

     g. Adjustments for Subdivisions, Dividends, Combinations or Consolidations affecting the Series A Conversion Ratio.

          (1) In the event the outstanding shares of Series A Common Stock or Series B Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Series A Common Stock and Series B Common Stock, respectively, the Series A Conversion Ratio in effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased or decreased as appropriate.

          (2) In the event the Corporation shall declare or pay any dividend on the Series A Common Stock payable in shares of Series A Common Stock or on the Series B Common Stock payable in shares of Series B Common Stock or in the event the outstanding shares of Series B Common Stock shall be subdivided, by reclassification or otherwise than by payment of a dividend in Series A Common Stock or Series B Common Stock, respectively, into a greater number of shares of Series A Common Stock or Series B Common Stock, respectively, the Series A Conversion Ratio in effect immediately prior to such dividend or subdivision shall be proportionately decreased or increased as appropriate, 1) in the case of any such dividend immediately after the close of business on the record date for the determination of holders of any class of securities entitled to receive such dividend, or 2) in the case of any such subdivision, at the close of business on the date immediately prior to the date upon which such corporate action becomes effective. If such record date shall have been fixed and such dividend shall not have been fully paid on the date fixed therefor, the adjustment previously made in the Series A Conversion Ratio which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the Series A Conversion Ratio shall be adjusted as of the time of actual payment of such dividend.

          h. Adjustments for Subdivisions, Dividends, Combinations or Consolidations affecting the Series C Conversion Ratio.

          (1) In the event the outstanding shares of Series C Common Stock or Series B Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Series C Common Stock or Series B Common Stock, respectively, the Series C Conversion Ratio in effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased or decreased as appropriate.

          (2) In the event the Corporation shall declare or pay any dividend on the Series C Common Stock payable in shares of Series C Common Stock or on the Series B Common Stock payable in shares of Series B Common Stock or in the event the outstanding shares of Series B Common Stock shall be subdivided, by reclassification or otherwise than by payment of a dividend in Series C

     Common Stock or Series B Common Stock, respectively, into a greater number of shares of Series C Common Stock or Series B Common Stock, respectively, the Series C Conversion Ratio in effect immediately prior to such dividend or subdivision shall be proportionately decreased or increased as appropriate, 1) in the case of any such dividend, immediately after the close of business on the record date for the determination of holders of any class of securities entitled to receive such dividend, or 2) in the case of any such subdivision, at the close of business on the date immediately prior to the date upon which such corporate action becomes effective. If such record date shall have been fixed and such dividend shall not have been fully-paid on the date fixed therefor, the adjustment previously made in the Series C Conversion Ratio which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the Series C Conversion Ratio shall be adjusted as of the time of actual payment of such dividend.

     i. Adequate Capitalization. The Corporation shall from time to time in accordance with the laws of the State of Delaware increase the authorized amount of its Series B Common Stock if at any time the number of shares of Series B Common Stock remaining unissued and available for issuance shall not be sufficient to permit full conversion of the shares of Series A Common Stock and Series C Common Stock.

     j. Notices of Record Date. In the event that this Corporation shall propose at any time:

          (1) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

          (2) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;

          (3) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the common Stock; or

          (4) to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all of its property or business, or to liquidate, dissolve or wind up;

          then, in connection with each such event, this Corporation shall send to the holders of the Common Stock:

          (a) at least 10 days' prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in subsection j.(3) and j.(4), above, if any; and

          (b) in the case of the matters referred to in subsection j.(3) and j.(4) above, at least 10 days' prior written notice of the date when the same shall take place (and specifying, if practicable, or estimating the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

          Each such written notice shall be given via facsimile or by first class mail, postage prepaid, addressed to the holders of Common Stock at the address for each such holder as shown on the books of this Corporation.

     6. No Fractional Shares. No fraction of a shares of Series B Common Stock shall be issued hereunder and fractional interests shall be paid in cash on the basis of the adjusted purchase price.

     7. Notices. Any notice to the Corporation provided for herein shall be addressed to it in care of its Secretary, at its principal executive offices in San Diego, California, and any notice to a shareholder shall be addressed to its address as shown in the records of the Corporation's transfer agent or as otherwise on file with the Corporation, or to such other address as either may designate to the other in writing. Any notice shall be deemed to be duly given if and when enclosed in a properly sealed envelope and addressed as stated above and deposited, postage prepaid, in a Post Office or branch Post Office regularly maintained by the United State Government. In lieu of giving notice by mail as aforesaid, any written notice under this Agreement may be given to a shareholder by personal delivery.

                                  Article VII.

          As long as shares of Series A Common Stock remain outstanding, the election of the Directors of the Corporation shall be as follows:

               Election of Directors by Holders of Series A Common Stock. The holders of Series A Common Stock shall have the right, voting separately as a class, to elect a number of Directors equal to the minimum number necessary to constitute a majority of the total number of Directors. In the event there are no holders of Series B Common Stock, the holders of Series A Common Stock shall have the right to elect all of the Directors of the Corporation.

               Election of Directors by Holders of Series B Common Stock and Series C Common Stock. The holders of Series B Common Stock and the holders of Series C Common Stock have the right, voting together as a class, to elect a number of Directors equal to the total number of Directors less the number of Directors to be elected by the holders of Series A Common Stock, provided, however, that the number of Directors to be elected by the holders of Series B Common Stock and Series C Common Stock shall always constitute a minority of the total number of Directors.

          A quorum for a meeting of the Board of Directors of the Corporation shall consist of a majority of the total number of Directors, provided, however, that in no event shall a


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

          quorum exist unless those Directors elected by the holders of Series A Common Stock constitute a majority of the Directors present at such meeting. Resolutions of the Board of Directors of the Corporation shall be adopted by a majority of the Directors voting.

          A vacancy in the Board of Directors created by the departure of a Director elected by the holders of Series A Common Stock shall be filled by the other Directors elected by the holders of Series A Common Stock, voting separately, and a vacancy in the Board of Directors created by the departure of a Director elected by the holders of Series B Common Stock and Series C Common Stock shall be filled by the other Directors elected by the holders of Series B Common Stock and Series C Common Stock. Vacancies created by an increase in the total number of Directors shall be filled in such a manner as to ensure that the number of Directors elected by the holders of Series A Common Stock constitutes a majority of the total number of Directors.

                                 Article VIII.

          At all times prior to the Termination Date, unless this Article VIII is nullified or modified, in whole or in part, as set forth herein, the Corporation shall not directly or indirectly take or engage in any of the following actions without the prior approval of the holders of a majority of the shares of (i) Series A Common Stock, voting separately as a class and (ii) Series B Common Stock and Series C Common Stock, voting together as a class:

     1. Amendments. An amendment to the Certificate of Incorporation or the By-laws which would adversely affect the rights of the holders of Series B Common Stock or Series C Common Stock conferred under the Certificate of Incorporation or the By-laws, provided, however, that, except as otherwise provided by law, no amendment to the Certificate of Incorporation or the By-laws shall first require the approval of the holders of Series B Common Stock or Series C Common Stock if such amendment is necessary to comply with any rules, regulations or orders of the FCC, or otherwise deemed necessary by a majority of the Board of Directors of this Corporation to comply with Article IX hereof.

     2. Assets. A sale, lease, mortgage, or other disposal or encumbrance involving all or substantially all of the Corporation's assets.

     3. Merger. A merger or other business combination involving the Corporation which will result in the Corporation's shareholders immediately prior to such transaction not holding (by virtue of such shares on securities issued solely with respect thereto) at least fifty percent (50%) of the voting power of the surviving or continuing entity.

     4. Dissolution. The liquidation, dissolution or winding up of the Corporation.

     5. Issuances. An issuance by the Corporation of any capital stock or debt or rights to obtain capital stock or debt (including, without limitation, issuances pursuant to mergers and other business combinations) with class voting rights equal or superior to those of the Series A Common Stock or Series B Common Stock.

     6. Dividends. The declaration of any dividends other than (a) a dividend payable solely in shares of capital stock or in options to purchase shares of capital stock, or (b) a regular periodic dividend (whether on Common Stock or preferred stock, if any) payable in cash and declared out of the earned surplus of this Corporation.

     7. Issuance of Shares of Series C Common Stock. The issuance of any shares of Series C Common Stock other than shares of Series C Common Stock which the Corporation has issued or has committed to issue on or prior to the License Grant Date, as defined in Article VI, hereof.

     8. Employee Benefit Plans. The issuance or deemed issuance of Common Stock to officers or employees of, or consultants to, the Corporation pursuant to a stock grant, option plan, purchase plan or other stock incentive program (collectively, the "Plans") which issuance or deemed issuance would cause the number of shares issued or reserved for issuance under such Plans to exceed in the aggregate 12.5% of the equity of the Corporation, determined on a fully diluted basis or 10,000,000 shares, whichever is greater.

     9. Reorganizations/Recapitalizations. Any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation or any transfer of all or substantially all the assets of the Corporation to any other corporation.

     10. Public Offerings. Effect a public offering of any class of stock of the Corporation other than shares of Series B Common Stock.

     Notwithstanding the foregoing, any and all special approval rights, preferences or designations granted to the holders of Series B Common Stock and Series C Common Stock pursuant to paragraphs 5, 7, 8 and 10 of this
     Article VIII shall become null and void and unenforceable immediately prior to a Qualified Public Offering, as defined in Section 5 of Article VI hereof. In addition, any special approval right, preference or designation granted to the holders of Series B Common Stock and Series C Common Stock pursuant to this Article VIII shall become null, void and unenforceable to the extent that it would prevent the Corporation, as determined by a majority of the Board of Directors of the Corporation, from qualifying as a "Designated Entity" and "Small Business" under Part 24 of the Rules of the FCC applicable to broadband Personal Communications Services.

     The Board of Directors of the Corporation may prescribe additional special approval or other rights of the Series B Common Stock and/or Series C Common Stock through a resolution passed by a majority of such Board pursuant to Section 151 of the Delaware General Corporation Law, provided however, that in authorizing such additional rights, if any, the Board of Directors shall comply with the provisions of Article VII hereof.

                                  Article IX.

     In recognition of the fact that one or more Subsidiaries of the Corporation has been or will be granted one or more Personal Communications Services licenses, as determined by the FCC during certain auctions administered by the FCC and is required to comply with the foreign ownership restrictions of Section 310(b) of the Communications Act of 1934, as amended, the Corporation may not issue shares to a foreign party, if such issuance will cause the foreign ownership of the capital stock of the Corporation to exceed, in the aggregate, twenty five percent (25%), as determined by the rules and regulations of the FCC, except to the extent permitted by an order or decision of the FCC addressing the amount of foreign ownership of the Corporation or other C-block or F-block licensees generally. Any transfer of Common Stock of the Corporation by any party shall be void and of no force and effect to the extent that such transfer will cause the Corporation to violate the foreign ownership restrictions. If any issuance is made which subsequently is determined to be in violation of the foregoing sentence, such issuance shall be void and of no force and effect to the extent of such violation, and any and all consideration previously paid to the Corporation in respect of such voided issuance shall be returned immediately upon such determination.

     In addition, in recognition of the fact that one or more Subsidiaries of the Corporation has been or will be granted one or more C-block or F-block Personal Communications Services licenses and must maintain its Designated Entity and Small Business eligibility until the Termination Date in order to maintain favorable bidding and financing preferences, any transfer of Common Stock of the Corporation by any party shall be void and of no force and effect to the extent that such transfer will prevent the Corporation from qualifying as a "Designated Entity" and "Small Business" under Part 24 of the Rules of the FCC applicable to broadband Personal Communications Services, including the 25% limitation on non-attributable equity contained in Section 24.709(b) of the Rules of the FCC or any successor provision thereto.

                                   Article X.

     Elections of directors need not be by written ballot except and to the extent provided in the Bylaws of the Corporation.

                                  Article XI.

     The Corporation shall indemnify to the fullest extent permitted by the General Corporation Law of Delaware any person who has been made, or is threatened to be made, a party to an action, suit, or proceeding, whether civil criminal, administrative, investigative, or otherwise (including an action, suit or proceeding by or in the right of the Corporation), by reason of the fact that the person is or was a director or officer of the Corporation, or a fiduciary within the meaning of the Employee Retirement Income Security Act of 1974 with respect to an employee benefit plan of the Corporation, or serves or served at the request of the Corporation as a director, or as an officer, or as a fiduciary of an employee benefit plan, of another corporation, partnership, joint venture, trust or other enterprise. In addition, subject to the terms of the Corporation's By-laws, the Corporation shall pay for or reimburse any expenses incurred by such persons who are parties to such proceedings, in advance of the final disposition of such proceedings, to the full extent permitted by the General Corporation Law of Delaware.

                                  Article XII.

     No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for conduct as a director; provided that this Article shall not eliminate the liability of a director for any act or omission for which such elimination of liability is not permitted under the General Corporation Law of Delaware. No amendment to that Act that further limits the acts or omissions for which elimination of liability is permitted shall affect the liability of a director for any act or omission which occurs prior to the effective date of such amendment.

                                 Article XIII.

     The Board of Directors shall have the power to make, alter, or repeal the Bylaws of the Corporation, subject to the right of the stockholders of the Corporation to alter or repeal any bylaw made by the Board of Directors.

          IN WITNESS WHEREOF, said NextWave Telecom Inc. has caused this certificate to be signed by Frank A. Casson, its Senior Vice President, this 16th day of July, 1997.




                                        By: /s/ Frank A.Cassou .
                                           ---------------------------------
                                        Its: Senior Vice President